EXHIBIT 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SILVERCREST ASSET MANAGEMENT GROUP INC.

Silvercrest Asset Management Group Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

WHEREAS, the Corporation was formed on July 11, 2011 under the name Silvercrest Asset Management Group Inc.;

WHEREAS, this Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL; and

NOW, THEREFORE, the text of the Certificate of Incorporation of the Corporation is hereby restated and amended to read in its entirety as follows:

FIRST: The name of the Corporation is:

Silvercrest Asset Management Group Inc.

SECOND: The address of its registered office in the State of Delaware is located at 615 S. Dupont Highway, Dover, Delaware 19901, County of Kent. The name of its registered agent at such address is Capitol Services, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 85,000,000 shares. The total number of shares of all classes of common stock which the Corporation shall have authority to issue is 75,000,000, consisting solely of 50,000,000 shares of Class A Voting Common Stock, par value $0.01 per share (the “Class A Common Stock”); and 25,000,000 shares of Class B Voting Common Stock, par value $0.01 per share (the “Class B Common Stock” and, together with Class A Common Stock, “Common Stock”). The total number of shares of all classes of preferred stock which the Corporation shall have authority to issue is 10,000,000 shares (the “Preferred Stock”).

The following is a statement of the designations, powers, privileges and rights, and the qualifications, limitations and restrictions, in respect of each class of capital stock of the Corporation.

1. Dividend and Other Rights of Common Stock.

(a) Dividends. Subject to the provisions of this Amended and Restated Certificate of Incorporation, as it may be amended from time to time, the holders of Class A Common Stock shall be entitled to receive ratably, in proportion to the number of shares held by them, such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor. Except as otherwise provided in this Amended and Restated Certificate of Incorporation, the holders of Class B Common Stock shall not be entitled to receive any dividends or distributions.

(b) Liquidation; Dissolution. In the event of any liquidation, dissolution or winding up (either voluntarily or involuntarily) of the Corporation, after payments to creditors and to the holders of any Preferred Stock that may at the time be outstanding, the holders of shares of Class B Common Stock shall be entitled to receive an amount per share of Class B Common Stock equal to the par value thereof, following which the holders of shares of Class A Common Stock shall be entitled to receive all remaining assets and funds of the Corporation available for distribution in proportion to the number of shares held by them.

(c) Reclassification. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, consolidated, reclassified, or otherwise changed unless contemporaneously therewith the other class of Common Stock and the Class A Units (as defined in the Second Amended and Restated Limited Partnership Agreement, dated as of [                    ], of Silvercrest L.P. as may be amended from time to time (the “Silvercrest L.P. Agreement”)) and the Class B Units (as defined in the Silvercrest L.P. Agreement) are subdivided, consolidated, reclassified, or otherwise changed in the same proportion and in the same manner.

(d) Exchange and Redemption. The holder of each Class B Unit shall, pursuant to the Silvercrest L.P. Agreement, have the right, under certain circumstances, to exchange such Class B Unit for one fully paid and nonassessable share of Class A Common Stock, on and subject to the terms and conditions set forth hereunder and in the Silvercrest L.P. Agreement.

(1) Any holder of a Class B Unit who wishes to exercise the exchange privilege under the Silvercrest L.P. Agreement shall present and surrender, or cause to be presented and surrendered to Silvercrest L.P., for further surrender and presentation to the Corporation, the certificate or certificates representing the number of shares of Class B Common Stock that corresponds to such Class B Units surrendered for exchange during the Corporation’s normal business hours at any office or agency of the Corporation maintained for the transfer of Class B Common Stock. If so required by the Corporation, any certificate for shares surrendered for redemption and exchange shall be accompanied by instruments of transfer, in a form reasonably satisfactory to the Corporation, duly executed by the holder of such share or shares or his or its duly authorized representative. Each redemption and exchange of shares of Class B Common Stock shall be deemed to have been effected on the date on which the certificate or certificates representing such shares shall have been surrendered and any required instruments of transfer shall have been received as aforesaid.

(2) As promptly as practicable after the presentation and surrender for redemption and cancellation, as herein provided, of any certificate for a share or shares of Class B Common Stock, the Corporation shall redeem such shares in cash (to the extent that the Corporation shall have funds legally available for such payment) at a redemption value equal to the par value of the share or shares surrendered for redemption. In case any certificate for shares of Class B Common Stock shall be surrendered for redemption or cancellation for a part of the share or shares represented thereby, the Corporation shall deliver at such office or agency of the

Corporation maintained for the transfer of Class B Common Stock, to or upon the written order thereof, a certificate or certificates for the number of shares of Class B Common Stock represented by such surrendered certificate that are not being redeemed.

(3) If the Corporation has insufficient funds legally available on the redemption date to redeem a share of Class B Common Stock, the Corporation shall accept any and all shares properly surrendered for redemption and shall hold such shares of Class B Common Stock in trust until the Corporation has sufficient funds legally available for payment of the redemption price for such shares, and the shares of Class B Common Stock so surrendered and so held in trust shall be cancelled only upon payment of the redemption price for such shares of Class B Common Stock. Notwithstanding the foregoing, shares of Class B Common Stock so surrendered and so held in trust shall be deemed to have been redeemed and cancelled for purposes of the Silvercrest L.P. Agreement, and the tendering holder of such shares shall have no voting rights with respect to such shares.

(4) In connection with the exercise of the exchange privilege of a holder of Class B Units pursuant to the Silvercrest L.P. Agreement, the Corporation, upon the request of Silvercrest L.P., shall issue the number of shares of Class A Common Stock equal to the number of Class B Units surrendered by such holder to Silvercrest L.P. for exchange and deliver such shares of Class A Common Stock to Silvercrest L.P., provided that such number of shares of Class A Common Stock delivered shall not exceed the number of Class B Units surrendered to Silvercrest L.P. by such holder.

(5) All shares of Class B Common Stock that shall have been surrendered for redemption and cancellation as herein provided shall be deemed to be retired and may not be reissued, and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall thereupon cease and terminate.

(6) Such number of shares of Class A Common Stock as may from time to time be required for exchange of Class B Units pursuant to the Silvercrest L.P. Agreement shall be reserved for issuance upon exchange of outstanding Class B Units.

(e) Transfers.

(1) No holder of shares of Class B Common Stock may transfer shares of Class B Common Stock to any Person unless (i) such holder obtains the consent of the Corporation, in its capacity as the General Partner of Silvercrest L.P., and (ii) such holder transfers an equal number of Class B Units to the same Person. If a holder of shares of Class B Common Stock transfers Class B Units pursuant to the Silvercrest L.P. Agreement, such holder must transfer an equal number of shares of Class B Common Stock to the same Person. The term “Person” means both natural persons and legal entities.

(2) Any purported transfer of shares of Class B Common Stock not permitted hereunder shall be null and void. The Corporation may, as a condition to the transfer or the registration of transfer of shares of Class B Common Stock, require the furnishing of such affidavits or other proof as it deems necessary to establish that such transferee is permitted to hold such shares of Class B Common Stock under the terms hereof.

2. Voting Rights of Common Stock.

(a) Class A Common Stock. Except as otherwise provided by law, the holders of Class A Common Stock shall have full voting rights and powers to vote on all matters submitted to stockholders of the Corporation for vote, consent or approval. Each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder.

(b) Class B Common Stock. Except as otherwise provided by law, the holders of Class B Common Stock shall have full voting rights and powers to vote on all matters submitted to stockholders of the Corporation for vote, consent or approval. Each holder of Class B Common Stock shall be entitled to one (1) vote for each share of Class B Common Stock held of record by such holder.

(c) Cumulative Voting. There shall be no cumulative voting.

(d) Increases and Decreases in Authorized Shares. The number of authorized shares of each class or series of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of at least a majority of the shares of capital stock of such affected class.

3. Preferred Stock.

(a) Authority to Issue Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and such qualifications and restrictions, if any, of such preferences and rights, as are stated or expressed in the resolution or resolutions of the Board of Directors providing for such series of Preferred Stock. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly so provided in such resolution or resolutions.

(b) Increases and Decreases in Authorized Shares. The Board of Directors may, from time to time, issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions to determine and fix the powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and the qualifications and restrictions, if any, of such preferences and rights, including without limitation dividend rights, conversion rights, voting rights (if any), redemption privileges, and liquidation preferences, of such series of Preferred Stock (which need not be uniform among series), all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation or issuance of any series of Preferred Stock may provide that such series shall be superior to, rank equally with, or be junior to the Preferred Stock of any other series, all to the fullest extent permitted by the DGCL, as amended from time to time. No resolution, vote, or consent of the holders of the capital stock of the Corporation shall be required in connection with the creation or issuance of any shares of any series of Preferred Stock authorized by and complying with the conditions of this Amended and Restated Certificate of Incorporation, the right to any such resolution, vote, or consent being expressly waived by all present and future holders of the capital stock of the Corporation. Any resolution or resolutions adopted by the Board of Directors pursuant to the authority vested in them by this section shall be set forth in a certificate of designation along with the number of shares of stock of such series as to which the resolution or resolutions shall apply and such certificate shall be executed, acknowledged, filed, recorded, and shall become effective, in accordance with Section 103 of the DGCL. Unless otherwise provided in any such resolution or resolutions, the number of shares of stock of any such series to which such resolution or resolutions apply may be increased (but not above the total number of authorized shares of the class) or decreased (but not below the number of shares thereof then outstanding) by a certificate likewise executed, acknowledged, filed and recorded, setting forth a statement that a specified increase or decrease therein has been authorized and directed by a resolution or resolutions likewise adopted by the Board of Directors. In case the number of such shares shall be decreased, the number of shares so specified in the certificate shall resume the status which they had prior to the first resolution or resolutions pursuant to which such shares were issued. When no shares of any such class or series are outstanding, either because none were issued or because none remain outstanding, a certificate setting forth a resolution or resolutions adopted by the Board of Directors that none of the authorized shares of such class or series are outstanding, and that none will be issued subject to the certificate of designations previously filed with respect to such class or series, may be executed, acknowledged, filed and recorded in the same manner as previously described and it shall have the effect of eliminating from the Amended and Restated Certificate of Incorporation all matters set forth in the certificate of designations with respect to such class or series of stock. If no shares of any such class or series established by a resolution or resolutions adopted by the Board of Directors have been issued, the voting powers, designations, preferences and relative, participating, optional or other rights, if any, with the qualifications, limitations or restrictions thereof, may be amended by a resolution or resolutions adopted by the Board of Directors. In the event of any such amendment, a certificate which (i) states that no shares of such class or series have been issued, (ii) sets forth the copy of the amending resolution or resolutions and (iii) if the designation of such class or series is being changed, indicates the original designation and the new designation, shall be executed, acknowledged, filed, recorded, and shall become effective, in accordance with Section 103 of the DGCL.

4. Provisions of Common Application.

(a) Registration of Transfer. The Corporation will keep at its principal office a register for the registration of all classes of Common Stock and Preferred Stock. Upon the surrender of any certificate representing Common Stock or Preferred Stock at such place, the Corporation will, at the request of the record holder of such certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Common Stock or Preferred Stock represented by the surrendered certificate. Each such new certificate will be registered in such name and will represent such number of shares of Common Stock or Preferred Stock as is requested by the holder of the surrendered certificate and will be substantially identical in form to the surrendered certificate. The issuance of new certificates will be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance, unless such issuance is made in connection with a transfer of Common Stock or Preferred Stock, in which case the transferring holder will pay all taxes arising from such transfer.

(b) Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Common Stock or Preferred Stock, and in the case of any such loss, theft or destruction upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation upon surrender of such certificate, the Corporation will (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares and class of Common Stock or Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

(c) Notices. Except as otherwise expressly provided, all notices referred to herein will be in writing and will be deemed properly delivered if either personally delivered or sent by overnight courier or mailed certified or registered mail, return receipt requested, postage prepaid, to the recipient (i) in the case of any stockholder of the Corporation, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated in a writing delivered to the Corporation by any such holder) and (ii) in the case of the Corporation, at its principal office. Any such notice shall be effective (A) if delivered personally or by facsimile, when received, (B) if sent by overnight courier, when receipted for, and (C) if mailed, five (5) days after being mailed as described above.

(d) Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law; provided, however, that the Corporation shall only be permitted to issue and sell shares of (i) Class A Common Stock to the extent such issuance and sale complies with the Silvercrest L.P. Agreement, and (ii) Class B Common Stock in connection with the issuance by Silvercrest L.P. of Class B Units. In furtherance of the foregoing, each time Silvercrest L.P. shall issue Class B Units, the Corporation shall issue and sell to the holder of such Class B Unit an equal number of shares of Class B Common Stock at a purchase price equal to the par value of such shares, subject only to (i) the payment of the applicable purchase price therefor by the holder thereof, and (ii) such holder’s agreement to be bound by the terms of the Class B Stockholders’ Agreement, dated as of [                    ], as may be amended from time to time. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

(e) Amendments. No amendment, modification or waiver of any provision of this Article Fourth that adversely affects the rights of the holders of one particular Class (as hereinafter defined) of the Corporation’s capital stock in a manner different from the rights of such holder’s existing Class rights shall be effective against the holders of such adversely affected Class unless approved in writing by the holders of at least a majority of the then outstanding shares of capital stock of such adversely affected Class. As used in this Section 4(e), the term “Class” shall mean any of the Class A Common Stock or the Class B Common Stock, taken individually.

FIFTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for defining and regulating the powers of the Corporation and its directors and stockholders and are in furtherance and not in limitation of the powers conferred upon the Corporation by statute:

1. Election of the Board of Directors.

(a) The Board of Directors shall consist of not less than three (3) nor more than eleven (11) directors, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors.

(b) The election of directors need not be by written ballot.

(c) Subject to the rights of holders of any class or series of Common Stock or Preferred Stock to elect directors, the Board of Directors shall be and is divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III at the time such classification becomes effective.

(d) Subject to the rights of holders of any class or series of Common Stock or Preferred Stock to elect directors, each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which such director was elected; provided that each director initially assigned to Class I shall serve for a term expiring at the Corporation’s first annual meeting of stockholders held after the effectiveness of this Amended and Restated Certificate of Incorporation; each director initially assigned to Class II shall serve for a term expiring at the Corporation’s second annual meeting of stockholders held after the effectiveness of this Amended and Restated Certificate of Incorporation; and each director initially assigned to Class III shall serve for a term expiring at the Corporation’s third annual meeting of stockholders held after the effectiveness of this Amended and Restated Certificate of Incorporation; provided further, that the term of each director shall continue until the election and qualification of his or her successor and be subject to his or her earlier death, resignation or removal.

(e) Except as may otherwise be provided by the DGCL, any director or the whole Board of Directors may be removed only for cause by the vote of the holders of a majority of the shares of the Corporation’s Common Stock and Preferred Stock entitled to vote for the election of directors.

2. Power of the Board of Directors. The Board of Directors shall have the power and authority (i) to adopt, amend or repeal by-laws of the Corporation, subject only to such limitation, if any, as may be from time to time imposed by law or by the by-laws, (ii) to the fullest extent permitted or not prohibited by law, and without the consent of or other action by the stockholders, to authorize or create mortgages, pledges or other liens or encumbrances upon any or all of the assets, real, personal or mixed, and franchises of the Corporation, including after-acquired property, and to exercise all of the powers of the Corporation in connection therewith and (iii) subject to any provision of the by-laws, to determine whether, to what extent, at what times and places and under what conditions and regulations the accounts, books and papers of the Corporation (other than the stock ledger), or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account, book or paper of the Corporation except as conferred by statute or authorized by the by-laws or by the Board of Directors.

3. Action by Stockholders; Stockholder Meeting. Any action required or permitted to be taken by the stockholders of the Corporation may be taken only at a duly called annual or special meeting of the stockholders, and not by written consent in lieu of such meeting, and special meetings of stockholders may only be called (i) pursuant to a resolution adopted by a majority of the Board of Directors, (ii) by a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority include the power to call such meetings or (iii) by the Chairman of the Board of Directors. Stockholders are not permitted to call a special meeting or to require the Board of Directors to call a special meeting.

SIXTH: Unless the Board of Directors consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation, the Corporation’s stockholders or its creditors, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the by-laws or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

SEVENTH: No director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article Seventh shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

EIGHTH: The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

Indemnification shall include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon (i) receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article Eighth, which undertaking may be accepted without reference to the financial ability of such person to make such repayment, (ii) receipt of a written affirmation of the director’s or officer’s good faith belief that the director or officer has met the standard of conduct prescribed by Delaware law and (iii) a determination that the facts then known to those making the determination would not preclude indemnification under the DGCL.

The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors.

The indemnification rights provided in this Article Eighth (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article Eighth.

NINTH: This Amended and Restated Certificate of Incorporation may be altered, amended or repealed at any meeting of the stockholders by the vote of the holders of at least 66 2/3% of the stock issued and outstanding and entitled to vote at such meeting in accordance with the provision of this Amended and Restated Certificate of Incorporation and the laws of Delaware.

[signature page to follow]

In WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation this [    ] day of [            ], 2012.

Silvercrest Asset Management Group Inc.

By:
Name:
Title:

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